Exhibit 99.1

Plus Therapeutics, Inc. Announces Pricing Of $15 Million Underwritten Public Offering

AUSTIN, Texas, September 23, 2019 (GLOBE NEWSWIRE) -- Plus Therapeutics, Inc. (Nasdaq:PSTV) (the “Company”) today announced the pricing of an underwritten public offering (the “Offering”) of 3,000,000 units, each unit consisting of one share of common stock (or a common stock equivalent) and one Series U Warrant to purchase one share of common stock at a public offering price of $5.00 per unit. The shares of common stock (or common stock equivalents) and warrants comprising the units are immediately separable and will be issued separately, but will be purchased together. The Series U Warrants have an exercise price of $5.00 per share, are immediately exercisable and will expire five years from the date of issuance. The Company has granted the underwriter a 45-day option to purchase up to an additional 450,000 shares of common stock and/or Series U Warrants to purchase up to 450,000 shares of common stock.

H.C. Wainwright & Co. is acting as the sole book-running manager for the Offering.

The gross proceeds of the Offering are expected to be approximately $15 million, prior to deducting underwriting discounts and commissions and estimated offering expenses and excluding the exercise of any Series U Warrants and the underwriter’s option to purchase additional securities. In addition, in the event the underwriter exercises its option to purchase additional securities in full and the Series U Warrants are exercised in full, the Company expects to receive approximately $19.5 million in additional gross proceeds. However, there can be no assurance that the underwriter will exercise their option to purchase additional securities or that all or a portion of the Series U Warrants will be exercised prior to their expiration. This Offering is expected to close on or about September 25, 2019, subject to customary closing conditions.

The Company intends to use the net proceeds from this Offering for working capital, payment of interest on its debt and general corporate purposes, which may include research and development of its oncology product pipeline, preclinical and clinical trials and studies, regulatory submissions, expansion of its sales and marketing organizations and efforts, intellectual property protection and enforcement and capital expenditures.

A registration statement on Form S-1 (File No. 333-229485) relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 23, 2019. This Offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to and describing the terms of the Offering has been filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus relating to the Offering may be obtained for free by visiting the SEC’s website at www.sec.gov or by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by email at placements@hcwco.com or by telephone at 646-975-6996.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Plus Therapeutics, Inc.

Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company focused on the discovery, development, and manufacturing scale up of complex and innovative treatments for patients battling cancer and other life-threatening diseases.

Our proprietary nanotechnology platform is currently centered around the enhanced delivery of a variety of drugs using novel liposomal encapsulation technology. Liposomal encapsulation has been extensively explored and undergone significant technical and commercial advances since it was first developed.  Our platform is designed to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers.

Our lead product candidate, DocePLUS, is a protein-stabilized PEGylated liposomal formulation of docetaxel, for which the process of preparation is patented.  The active pharmaceutical ingredient, docetaxel, was approved by the FDA in 1999 and commonly used for treating cancers of the breast, head, neck, stomach, prostate, and lung.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These statements include, without limitation, statements about the completion, timing and size of the Offering and the potential use of proceeds therefrom and the Company’s potential to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers. The forward-looking statements included in this press release are subject to a number of additional material risks and uncertainties, including but not limited to risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the Offering, and the risks described under the heading “Risk Factors” in the Company’s SEC filings, including the Company’s annual and quarterly reports. There may be events in the future that the Company is unable to predict, or over which it has no control, and its business, financial condition, results of operations and prospects may change in the future. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the Company has an obligation under U.S. federal securities laws to do so.

Plus Therapeutics, Inc.

Russ Havranek

VP – Marketing, Portfolio Management, Investor Relations

Phone: +1.619.333.4150

Email: ir@plustherapeutics.com

Source: Plus Therapeutics, Inc.